Exhibit 23.4

CONSENT OF HOULIHAN CAPITAL ADVISORS, LLC

We hereby consent to the incorporation by reference to Houlihan Capital Advisors, LLC and to our valuation reports dated, December 31, 2009, March 31, 2010, June 30, 2010, and September 30, 2010, relating to the estimation of fair value of certain auction rate securities held by MasTec, Inc. as of December 31, 2009, March 31, 2010, June 30, 2010, and September 30, 2010 in the Prospectus constituting a part of this Registration Statement.

/s/ Houlihan Capital Advisors, LLC

Houlihan Capital Advisors, LLC
November 24, 2010